Exhibit (a)(1)

BLUE COAT SYSTEMS, INC.

OFFER TO AMEND ELIGIBLE OPTIONS (the “OFFER TO AMEND”)

MAY 1, 2007

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 11:59 P.M., PACIFIC TIME, ON MAY 29, 2007

UNLESS THE OFFER IS EXTENDED

Blue Coat Systems, Inc. (“Blue Coat”, the “Company”, “us” or “we”) is making this offer to certain individuals to amend certain outstanding stock options to purchase Blue Coat common stock previously granted to them under the following stock incentive plans (collectively, the “Plans”):

•	the 1999 Stock Incentive Plan; and

•	the 2000 Supplemental Stock Option Plan.

A stock option will be subject to this offer only to the extent that option meets each of the following conditions:

(i) The option was granted under one of the Plans.

(ii) The option was retroactively priced in that the exercise price per share currently in effect for that option is based on the fair market value per share of Blue Coat common stock on a date earlier than the date on which the option was actually granted (the “Actual Grant Date”) and when the fair market value was lower than on the Actual Grant Date.

(iii) The option was unvested as of December 31, 2004.

(iv) The option is held by an individual who is, on the expiration of this offer, a current employee of the Company or an affiliated company (such as a subsidiary or joint venture entity) and subject to income taxation in the United States with respect to that option, but who is not a current or former executive officer or director of the Company (an “Eligible Optionee”).

(v) The option is outstanding on the expiration date of this offer.

An option that satisfies each of the foregoing conditions is designated an Eligible Option for purposes of this offer. If only a portion of the option meets the foregoing conditions, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for amendment pursuant to this offer.

Unless remedial action is taken to adjust the exercise price of an Eligible Option, that option may be subject to potentially adverse tax consequences under Section 409A of the Internal Revenue Code (the “Code”). Accordingly, the Company is making this offer so that each Eligible Optionee holding one or more Eligible Options will have the opportunity to amend those options to the extent necessary to avoid such potentially adverse taxation. The amendment will adjust the exercise price per share currently in effect for the Eligible Option to the fair market value per share of Blue Coat common stock on the Actual Grant Date of that option. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the first business day following the expiration of the offer (the “Amendment Date”). The option as so amended for the Adjusted Exercise Price will be designated an “Amended Option.”

i

If only a portion of an outstanding option is an Eligible Option (i.e., the portion of such option that was unvested as of December 31, 2004), then only that portion may be amended pursuant to this offer. The balance of such option will not be subject to this offer and will not constitute an Eligible Option for purposes of this offer. That portion (i.e., the portion that was vested as of December 31, 2004) will retain its current exercise price and will not be subject to potentially adverse tax consequences under Section 409A of the Code. Similarly, if only a portion of an outstanding option is an Eligible Option because the option has been partially exercised, then only that portion may be amended pursuant to this offer. The exercised portion of such option will not be subject to this offer and will not constitute an Eligible Option for purposes of this offer.

Each Eligible Optionee whose Eligible Option is amended to increase the exercise price pursuant to this offer will become entitled to a special cash bonus (the “Cash Bonus”) with respect to that option. The amount of the Cash Bonus payable with respect to each Eligible Option that is amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of the Company’s common stock purchasable under that Eligible Option at the Adjusted Exercise Price. The Cash Bonus will be paid on January 15, 2008. Such a delayed payment is required by applicable Internal Revenue Service (“IRS”) guidance. The payment when made will be subject to the Company’s collection of all applicable withholding taxes and other amounts required to be withheld by the Company. Such Cash Bonus will be paid whether or not you continue in the Company’s employ through the payment date.

If you are not in the employ of the Company or any affiliated entity on the expiration date of the offer, then none of your tendered Eligible Options will be amended and you will not become entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

The offer set forth in this document, the Election Form and the Stock Option Amendment and Special Bonus Agreement (collectively, as they may each be amended or supplemented from time to time, constitute the “Offer”) will expire on the expiration date, currently set for May 29, 2007, unless extended (the “Expiration Date”).

If you are an Eligible Optionee, then you will receive on the commencement of the Offer an e-mail announcing the offer and containing a link to the Offer website. Once you have logged onto the Offer website and clicked on the MAKE AN ELECTION button, you will be directed to your Election Form that contains personalized information with respect to each Eligible Option you hold:

•	the grant date indicated for that option on the applicable option agreement or grant notice,

•	the current exercise price per share in effect for that option,

•	the number of shares of the Company’s common stock purchasable under that option,

•	the Actual Grant Date of that option, and

•	the fair market value per share of the Company’s common stock on the Actual Grant Date.

Subject to satisfaction of the conditions to the Offer, we currently intend to accept for amendment on the Expiration Date all Eligible Options tendered by Eligible Optionees who accept the Offer. The amendment will result in a new exercise price per share equal to the Adjusted Exercise Price, which will be effective on the Amendment Date. No other changes will be made to the tendered Eligible Options. Accordingly, each amended Eligible Option will otherwise continue to be subject to the same vesting schedule, exercise period, option term and other terms and conditions as in effect for that option immediately before the amendment.

As of April 20, 2007, options to purchase 3,792,585 shares of our common stock were issued and outstanding under the Plans, including Eligible Options to purchase up to 894,040 shares of our common stock.

We are making this Offer upon the terms and subject to the conditions set forth in this Offer, including the conditions described in Section 7. You are not required to accept the Offer. The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender your Eligible Options for amendment. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that potentially adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended pursuant to this Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A. For that reason, we recommend that you consult with your personal tax advisor to determine the consequences of accepting or declining the Offer.

Shares of our common stock are quoted on the Nasdaq Global Market under the symbol “BCSI.” On April 20, 2007, the last reported sale price of our common stock on the Nasdaq Global Market was $35.09 per share. The Adjusted Exercise Price to be in effect for each Eligible Option amended pursuant to the Offer will represent the fair market value of Blue Coat common stock on the Actual Grant Date. Neither the exercise price currently in effect for each Eligible Option nor the Adjusted Exercise Price for each such option is meant to reflect our view of what the trading price of our common stock will be in the short, medium or long term.

You should direct questions about the Offer or requests for assistance or for additional copies of this document, the Tender Offer Statement on Schedule TO, the Election Form or the Stock Option Amendment and Special Bonus Agreement to stock.admin@bluecoat.com.

We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document, the Tender Offer Statement on Schedule TO, the Election Form, and the Stock Option Amendment and Special Bonus Agreement. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer, the Tender Offer Statement on Schedule TO, the Election Form or the Stock Option Amendment and Special Bonus Agreement, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this Offer, the Tender Offer Statement on Schedule TO, the Election Form and the Stock Option Amendment and Special Bonus Agreement.

The Offer has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission, nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense. We recommend that you consult with your tax advisor to determine the tax consequences of electing or not electing to participate in the Offer.

IMPORTANT INFORMATION

If you wish to tender one or more of your Eligible Options for amendment, you must properly complete and sign the Election Form in accordance with the applicable instructions for that form. You can complete this process by accessing the Offer website at https://toadmin.bluecoat.com.

As soon as administratively practicable following the Amendment Date, we will return to you a final and complete Stock Option Amendment and Special Bonus Agreement in which the Adjusted Exercise Price for each of your Amended Options and the related Cash Bonus will be set forth in Schedule I to that agreement.

The key dates to remember in connection with the Offer are as follows:

The commencement date of the Offer is May 1, 2007.

The Offer will expire at 11:59 pm Pacific Time on May 29, 2007 (unless we extend or terminate the Offer).

The Eligible Options will be amended on May 30, 2007 (unless we extend the Offer). Please be aware that your E*TRADE Employee Stock Plan account may not accurately reflect the amendment for one to two business days following the Amendment Date.

The Cash Bonus for the Amended Options will be payable on January 15, 2008. Such a delayed payment is required by applicable IRS guidance.

We are not making the Offer to, nor will we accept any tender of Eligible Options on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any option tender would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

SCHEDULE I	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF BLUE COAT SYSTEMS, INC.

SCHEDULE II	BENEFICIAL OWNERSHIP OF SECURITIES BY BLUE COAT DIRECTORS AND EXECUTIVE OFFICERS

INDEX TO SUMMARY TERM SHEET

QUESTION	PAGE
WHAT OPTIONS ARE ELIGIBLE FOR AMENDMENT PURSUANT TO THE OFFER?	2

WHAT OTHER DEFINED TERMS ARE IMPORTANT TO UNDERSTAND THE OFFER?	2

WHY IS BLUE COAT MAKING THE OFFER?	3

ARE BLUE COAT EXECUTIVE OFFICERS AND BOARD MEMBERS ELIGIBLE TO PARTICIPATE IN THE OFFER?	4

ARE OPTIONEES RESIDENT OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?	4

WHAT ARE THE COMPONENTS OF THE OFFER?	4

WHAT HAPPENS IF I AM NOT A CURRENT EMPLOYEE ON THE EXPIRATION DATE?	4

WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO SECTION 409A?	4

WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?	5

HOW WILL MY CASH BONUS BE TAXED?	6

WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?	6

WHAT SECURITIES ARE SUBJECT TO THE OFFER?	6

AM I REQUIRED TO PARTICIPATE IN THE OFFER?	6

DO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTIONS OR MAY I DECIDE TO ACCEPT THE OFFER WITH RESPECT TO ONLY A PORTION OF THE ELIGIBLE OPTIONS?	6

WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS BE THE SAME AS THOSE CURRENTLY IN EFFECT FOR MY ELIGIBLE OPTIONS?	7

WHY DOES MY E*TRADE EMPLOYEE STOCK PLAN ACCOUNT REFLECT THAT THE OPTION GRANT DATE HAS CHANGED?	7

WHEN WILL MY ELIGIBLE OPTIONS BE AMENDED?	7

WHEN CAN I EXERCISE MY AMENDED OPTIONS?	7

CAN I EXERCISE MY ELIGIBLE OPTIONS AFTER I ACCEPT THE OFFER BUT BEFORE AMENDMENT?	7

WILL MY AMENDED OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-STATUTORY OPTIONS?	7

WHEN MAY I EXERCISE THE PORTION OF MY OPTIONS THAT WAS VESTED AS OF DECEMBER 31, 2004?	8

WHAT ARE THE CONDITIONS TO THE OFFER?	8

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?	8

HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?	8

DURING WHAT PERIOD OF TIME MAY I CHANGE MY ELECTION WITH RESPECT TO MY ELIGIBLE OPTIONS?	9

WHAT DOES BLUE COAT THINK OF THE OFFER?	9

WHAT ARE SOME OF THE KEY DATES TO REMEMBER?	9

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?	9

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this document, the Election Form and the Stock Option Amendment and Special Bonus Agreement (which when taken together, as they may each be amended or supplemented from time to time, constitute the “Offer”). The information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this document, the Election Form and the Stock Option Amendment and Special Bonus Agreement. We have included page references to the relevant sections of the document where you can find a more complete description of the topics in this summary term sheet.

WHAT OPTIONS ARE ELIGIBLE FOR AMENDMENT PURSUANT TO THE OFFER?

Section 409A to the Code provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, may be subject to potentially adverse income taxation (as described below), unless that option is brought into compliance with Section 409A before exercise. Blue Coat has decided to offer eligible persons holding such options the opportunity to amend each such option to avoid potentially adverse taxation under Section 409A.

An outstanding option to purchase shares of Blue Coat common stock will be eligible for amendment pursuant to the Offer if that option meets each of the following conditions:

(i) The option was granted under one of the following stock incentive plans of the Company:

•	the 1999 Stock Incentive Plan; and

•	the 2000 Supplemental Stock Option Plan.

(ii) The option was retroactively priced in that the exercise price per share currently in effect for that option is based on the fair market value per share of Blue Coat common stock on a date earlier than the Actual Grant Date and when the fair market value was lower than on the Actual Grant Date.

(iii) The option was unvested as of December 31, 2004.

(iv) The option is held by an individual who is, on the expiration of this offer, an Eligible Optionee.

(v) The option is outstanding on the expiration date of this offer.

An option that meets each of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. If only a portion of the option meets those conditions, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for amendment pursuant to this offer. (Page 12)

WHAT OTHER DEFINED TERMS ARE IMPORTANT TO UNDERSTAND THE OFFER?

For purposes of this Offer, you also should be familiar with the following additional definitions.

“Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the fair market value per share of the Company’s common stock on the Actual Grant Date. The exercise price for a tendered Eligible Option that we amend pursuant to the Offer will increase to the fair market value per share of Blue Coat common stock on the Actual Grant Date of that option.

“Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the Blue Coat common stock purchasable under that option to the Adjusted Exercise Price determined for such option.

“Amendment Agreement” will mean the Stock Option Amendment and Special Bonus Agreement that will document the Adjusted Exercise Price for each of your Amended Options and set forth the terms of the Cash Bonus payable with respect to those Amended Options.

“Amendment Date” will mean the date on which each Eligible Option is amended to increase the exercise price of that option to the Adjusted Exercise Price and will be May 30, 2007 or, if the Offer is extended, the first business day following the extended expiration date of the Offer.

“Cash Bonus” is the special cash bonus to which each Eligible Optionee will become entitled if the current exercise price of one or more of his or her Eligible Options is increased pursuant to the Offer.

“Election Form” is the form that the Eligible Optionee must use to notify the Company as to the particular Eligible Options he or she has elected to tender for amendment pursuant to the terms of the Offer.

“Eligible Optionee” is each person who is, on the expiration date of the Offer, a current employee of the Company (other than a current or former executive officer or director of the Company) or any affiliated entity (such as a subsidiary or joint venture entity) and subject to income taxation in the United States with respect to his or her tendered Eligible Options.

“Fair Market Value” per share of Blue Coat common stock on any relevant date will be deemed to be equal to the closing selling price per share of such stock on that date on the Nasdaq Global Market.

WHY IS BLUE COAT MAKING THE OFFER?

We are making this Offer to amend the Eligible Options because of potentially adverse tax consequences that may apply to those options. As a result of a thorough investigation of the Company’s past option grant practices, the Company has determined that each Eligible Option was retroactively priced in that the exercise price per share currently in effect for that option was based on the fair market value per share of Blue Coat common stock on a date earlier than the Actual Grant Date and when the fair market value was lower than on the Actual Grant Date. Section 409A of the Code and the guidance issued thereunder provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, may be subject to potentially adverse income taxation unless that option is brought into compliance with Section 409A. Blue Coat has decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance by amending the exercise price per share to the Adjusted Exercise Price determined for each such option. By taking such remedial action, Eligible Optionees can avoid the potentially adverse tax consequences summarized in Section 2 of the Offer. (Pages 16-18 )

Your individualized Eligible Option chart in the Election Form that accompanies the Offer will set forth the grant date indicated for each Eligible Option in the applicable option agreement and the exercise price per share currently in effect for that option. The chart will also set forth the Actual Grant Date for each Eligible Option you hold, the fair market value per share of our common stock on that date and the number of shares of common stock subject to each Eligible Option.

ARE BLUE COAT EXECUTIVE OFFICERS AND BOARD MEMBERS ELIGIBLE TO PARTICIPATE IN THE OFFER?

Current and former executive officers of Blue Coat and current and former members of Blue Coat’s Board of Directors are not eligible to participate in the Offer. (Page 28)

Each of Brian NeSmith, our President and Chief Executive Officer and a member of our Board of Directors, and David de Simone, our Senior Vice President of Engineering, hold certain stock options that were amended on December 28, 2006 and December 29, 2006, respectively, to increase the exercise price in effect for the option to the fair market value per share of Blue Coat common stock on the Actual Grant Date of that option. IRS guidance required those particular options to be so amended before January 1, 2007 to avoid potentially adverse tax consequences under Section 409A, because they were granted to an individual who was an executive officer at the time of grant. (Page 28)

ARE OPTIONEES RESIDENT OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?

Yes. If you are a current employee of the Company, or an affiliated entity, holding an Eligible Option and subject to taxation in the United States with respect to that option, then you are eligible to participate in the Offer even if you are not currently residing in the United States. (Page 13)

WHAT ARE THE COMPONENTS OF THE OFFER?

If an Eligible Option is amended pursuant to the Offer, then the exercise price of that option will be increased to the fair market value per share on the Actual Grant Date. The adjustment of the exercise price will avoid the potential taxation of that option under Section 409A. The new exercise price in effect for each tendered Eligible Option will be designated the “Adjusted Exercise Price.” In addition, each Eligible Optionee whose Eligible Options are so amended will become entitled to a special cash bonus from the Company (the “Cash Bonus”). The amount of the Cash Bonus payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of the Company’s common stock purchasable under that Eligible Option at the Adjusted Exercise Price. The Cash Bonus will be paid on January 15, 2008. Such a delayed payment is required by applicable IRS guidance. The payment when made will be subject to the Company’s collection of all applicable withholding taxes and other payments required to be withheld by the Company. Such Cash Bonus will be paid whether or not you continue in the Company’s employ through the payment date. (Pages 13-14 )

WHAT HAPPENS IF I AM NOT A CURRENT EMPLOYEE ON THE EXPIRATION DATE?

If you are not in the employ of the Company or any affiliated entity on the Expiration Date, then none of your tendered Eligible Options will be amended, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. (Page 14)

WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO SECTION 409A?

Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and IRS have to date provided guidance and issued regulations with respect to certain items of compensation under Section 409A. That guidance and the regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date may, to the extent that option was not vested as of December 31, 2004, be subject to the potentially adverse tax consequences of Section 409A. Unless remedial action is taken to bring that option into compliance before exercise, we believe, on the basis of our understanding and interpretation of the applicable guidance and regulations, that the option will trigger adverse U.S. federal tax consequences under Section 409A as indicated below, although it is not presently clear how that option will actually be taxed under Section 409A. (Pages 16-17)

Taxation in Year of Vesting. To the extent a Section 409A-covered option vested as to one or more shares during the 2005 calendar year, the optionee would recognize taxable income for that year in an amount equal to the fair market value of those shares on December 31, 2005 less the exercise price payable for those shares. The optionee would have to report that income in an amended tax return filed for the 2005 taxable year. To the extent the options vested as to one or more shares during the 2006 calendar year, the optionee would recognize taxable income equal to the fair market value of those shares on December 31, 2006 less the aggregate exercise price payable for the shares, and the Company would have to collect the applicable withholding taxes on that income. Taxation would occur in this manner even though the options remain unexercised.

Tax Penalty. In addition to normal income taxes payable on the spread in effect under each of the options subject to Section 409A on the applicable December 31, 2005 or December 31, 2006 measurement date, the optionee would also be subject to an additional tax penalty equal to 20% of that spread.

Note: Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

Continued Taxation. The optionee would be subject to additional income taxation, penalty taxes and withholding taxes on any subsequent increases to the year-end value of the vested option shares until the options are exercised. For the option shares that vested in the 2005 calendar year and remained unexercised at the end of the 2006 calendar year, the additional income subject to such taxation would be based on the amount by which the fair market value per share of the Company’s common stock on December 31, 2006 exceeds the December 31, 2005 fair market value.

Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after the 2006 calendar year.

Interest Penalty. The optionee will also be subject to interest penalties for failure to pay on a timely basis the taxes attributable to the vesting of the options in the 2005 and 2006 calendar years.

If you exercise an Eligible Option in the 2007 calendar year without first bringing that option into compliance with Section 409A, then it is possible that the 20% penalty tax under Section 409A may be based solely on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the original exercise price, and the interest penalties may be based on the spread (the excess of the fair market value per share over the exercise price) which existed on the vested option shares at the close of the 2005 and 2006 calendar years. However, the applicable IRS guidance to date is not entirely clear on this point.

WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?

If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the tender or at the time your Eligible Options are amended to adjust the exercise price.

By amending the exercise prices of your Eligible Options to the applicable Adjusted Exercise Prices, you will also avoid the potentially adverse taxation of those options under Section 409A. Accordingly, as your Amended Options vest in one or more installments, you will not recognize taxable income with respect to the option shares that vest each year, and you will not be subject to any 20% penalty tax or any interest penalty under Section 409A. You will only be taxed with respect to your Amended Options when you exercise those options. However, you will recognize taxable income when you receive the Cash Bonus paid with respect to your Amended Options. (Page 18; Page 30)

All Eligible Optionees should consult with their own personal tax advisor as to the tax consequences of accepting the Offer.

HOW WILL MY CASH BONUS BE TAXED?

You will be taxed upon your receipt of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, the Company must withhold all applicable U.S. federal, state and local income and employment withholding taxes, as well as all applicable foreign taxes and payments required to be withheld with respect to such payment. You will receive only the portion of the payment remaining after all those taxes and payments have been withheld. (Page 14; Page 30)

If your Eligible Options are not amended pursuant to the Offer, you will not receive any Cash Bonus with respect to those options. (Page 17)

WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?

If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you may be subject to the potentially adverse taxation under Section 409A in the manner discussed above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A. An example illustrating the applicable tax consequences may be found on Pages 16-17 of this document.

WHAT SECURITIES ARE SUBJECT TO THE OFFER?

The Offer covers only Eligible Options. Your Election Form accessible on the Offer website at https://toadmin.bluecoat.com will contain a personal summary of the Eligible Options that you currently hold, including information relating to the number of shares subject to each Eligible Option, the current exercise price per share in effect for that option, the Actual Grant Date for each Eligible Option and the fair market value per share of the Company’s common stock on that date. (Pages 18-19)

AM I REQUIRED TO PARTICIPATE IN THE OFFER?

No. Participation in the Offer is voluntary. You may choose either to tender your Eligible Options for amendment pursuant to the Offer or not to tender those options and seek another alternative to bring those options into compliance with Section 409A. (Page 18) If you decide to accept the Offer, you must submit a properly completed Election Form for your tendered Eligible Options. (Page 19)

If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you may be subject to the potentially adverse taxation under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A. (Page 18)

DO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTIONS OR MAY I DECIDE TO ACCEPT THE OFFER WITH RESPECT TO ONLY A PORTION OF THE ELIGIBLE OPTIONS?

If you wish to accept this Offer with respect to a particular Eligible Option, you must tender all of that option for amendment. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and not to tender the balance. Please remember that not all of a particular outstanding option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option. (Pages 18-19)

WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS BE THE SAME AS THOSE CURRENTLY IN EFFECT FOR MY ELIGIBLE OPTIONS?

Except for the adjustment to the exercise price per share, each Eligible Option that is amended pursuant to this Offer will continue to remain subject to the same terms and conditions as in effect for such option immediately before the amendment. Accordingly, each Amended Option will vest in accordance with the same vesting schedule measured from the vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that option. No change to the vesting schedule or other terms will occur by reason of the amendment. (Page 27)

WHY DOES MY E*TRADE EMPLOYEE STOCK PLAN ACCOUNT REFLECT THAT THE OPTION GRANT DATE HAS CHANGED?

The Grant Date set forth in your E*TRADE Employee Stock Plan account for any Eligible Options that are amended will be changed to the Amendment Date. This does not impact the vesting of your Eligible Options or the Actual Grant Dates of the Eligible Options, as reflected in the Company’s records.

WHEN WILL MY ELIGIBLE OPTIONS BE AMENDED?

The exercise price for each Eligible Option tendered pursuant to this Offer will be amended to the applicable Adjusted Exercise Price on May 30, 2007, or if the Offer is extended, the first business day following the extended expiration date. The date the exercise price for an Eligible Option is increased to the applicable Adjusted Exercise Price will constitute the Amendment Date, and each Eligible Option that is so amended will be designated an Amended Option.

As soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement that will reflect the adjustment to the exercise price of each of your Amended Options and the Company’s unconditional obligation to pay you on January 15, 2008 the Cash Bonus calculated for each Amended Option. (Page 21)

WHEN CAN I EXERCISE MY AMENDED OPTIONS?

You may exercise an Amended Option for vested option shares at any time following its amendment to the Adjusted Exercise Price and before its termination, provided such exercise complies with the existing terms of your Eligible Options and Blue Coat’s insider trading policy. An Amended Option may not be exercised for more than the number of vested shares for which it is then exercisable.

CAN I EXERCISE MY ELIGIBLE OPTIONS AFTER I ACCEPT THE OFFER BUT BEFORE AMENDMENT?

You cannot exercise your Eligible Options before the Amendment Date without voiding your acceptance of the Offer with respect to those Eligible Options. You may exercise your Eligible Options before the Amendment Date, provided such exercise complies with the existing terms of your Eligible Options and Blue Coat’s insider trading policy. However, if you exercise your Eligible Options before the Amendment Date, any election you have made to accept the Offer as to the exercised options will be null and void. Consequently, you may personally incur potentially adverse tax consequences under Section 409A with respect to any Eligible Options you exercise before the Amendment Date. You will be solely responsible for any taxes, penalties or interest payable under Section 409A.

WILL MY AMENDED OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-STATUTORY OPTIONS?

Because your Eligible Options were granted with exercise prices below the fair market value of the option shares on the Actual Grant Dates, the options are non-statutory options under the U.S. federal income tax laws, and they will remain non-statutory options after the amendment to the applicable Adjusted Exercise Prices. Therefore, when you subsequently exercise your Amended Options, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the Adjusted Exercise Price paid for those shares, and Blue Coat must collect the applicable withholding taxes with respect to such income. (Page 30)

WHEN MAY I EXERCISE THE PORTION OF MY OPTIONS THAT WAS VESTED AS OF DECEMBER 31, 2004?

You may exercise the portion of each of your options that was vested as of December 31, 2004 at any time before the termination or expiration of that option, provided such exercise complies with Blue Coat’s insider trading policy. Such portion is not subject to the Offer and will not be subject to adverse taxation under Section 409A.

WHAT ARE THE CONDITIONS TO THE OFFER?

The Offer is subject to a number of conditions, including the conditions described in Section 7. The Offer is not conditioned upon the tender of a minimum number of Eligible Options for amendment. (Pages 21-22)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

The Offer will expire on May 29, 2007, at 11:59 p.m. Pacific Time, unless we extend the Offer.

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will send you an e-mail or other communication informing you of the extension no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled expiration of the Offer period. (Page 31)

HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?

In order to tender one or more of your Eligible Options for amendment pursuant to the Offer, you must log on to the Offer website at https://toadmin.bluecoat.com and click on the MAKE AN ELECTION button to proceed with your election. You will be redirected to the first page of the Election Form. You will need to check the appropriate boxes next to each of your Eligible Options to indicate whether you elect to tender that Eligible Option in accordance with the terms of the Offer. After completing the Election Form, you will be allowed to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, you should proceed to the Agreement to Terms of Election page. When you click on the “I Agree” box on the Agreement to Terms of Election, you will have completed the election process for tendering your Eligible Options. You will then be directed to the Print Confirmation page, where you can print a copy of the Print Confirmation to keep for your records.

The Company intends to disseminate an Election Confirmation Statement via e-mail to your Blue Coat e-mail address within one business day after your submission of your Election Form on the Offer website at https://toadmin.bluecoat.com. If you have not received an Election Confirmation Statement in the timeframe prescribed, the Company recommends you e-mail a copy of your Print Confirmation to stock.admin@bluecoat.com or fax a copy of your Print Confirmation to Sonia Sexton at (408) 220-2106 prior to the expiration of the Offer.

If you are not able to submit your election electronically via the Offer website as a result of technical failures inherent to the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to the Company via facsimile to Sonia Sexton at (408) 220-2106. To obtain a paper Election Form, please send an e-mail to stock.admin@bluecoat.com.

You must complete the tender and election process in the foregoing manner by 11:59 p.m. Pacific Time on May 29, 2007. If we extend the Offer beyond May 29, 2007, you must complete the process before the extended expiration date of the Offer.

We will not accept delivery of any Election Form after expiration of the Offer. If we do not receive a properly completed and duly executed Election Form from you before the expiration of the Offer, we will not accept your Eligible Options for amendment. Those options will not be amended pursuant to this Offer, and no Cash Bonus will be paid with respect to those options.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the expiration of the Offer, and we will amend those options on the next business day thereafter. (Pages 19-20)

DURING WHAT PERIOD OF TIME MAY I CHANGE MY ELECTION WITH RESPECT TO MY ELIGIBLE OPTIONS?

You may change your previously submitted election at any time before 11:59 p.m. Pacific Time on May 29, 2007 (or any extended expiration date of the Offer). If you would like to change your election, you must log on to the Offer website at https://toadmin.bluecoat.com, complete and submit a new Election Form. You should print a copy of your revised Election Form and updated Print Confirmation and keep those documents with your other records for this Offer.

Alternatively, you may change your existing election by completing a new paper Election Form and returning it to the Company via facsimile to Sonia Sexton at (408) 220-2106. To obtain a paper Election Form, please send an e-mail to stock.admin@bluecoat.com.

You may change your previously submitted elections as many times as you would like before the expiration of the Offer. (Page 20)

WHAT DOES BLUE COAT THINK OF THE OFFER?

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender or refrain from tendering your Eligible Options for amendment. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. (Page 18) Blue Coat recommends that you consult with your personal tax advisor when deciding whether or not you should tender your Eligible Options. Current and former executive officers of Blue Coat and current and former members of our Board of Directors are not eligible to participate in the Offer. (Pages 28-29)

WHAT ARE SOME OF THE KEY DATES TO REMEMBER?

The commencement date of the Offer is May 1, 2007.

The Offer will expire at 11:59 pm Pacific Time on May 29, 2007 (unless we extend or terminate the Offer).

The Eligible Options will be amended on May 30, 2007 (unless we extend the Offer). Please be aware that your E*TRADE Employee Stock Plan account may not accurately reflect the amendment for one to two business days following the Amendment Date.

The Cash Bonus for the Amended Options will be paid on January 15, 2008.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should send an e-mail to stock.admin@bluecoat.com and the appropriate person will contact you.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves risks discussed in this Offer and described below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the year ended April 30, 2006 and in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2007, is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 18 “Additional Information.” You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer.

Tax-Related Risks.

The IRS Could Change the Expected Section 409A Tax Consequences. As described above and in Section 2 below, based on the current guidance and regulations under Section 409A, your Eligible Options may be subject to potentially adverse tax consequences under Section 409A, unless they are brought into compliance with Section 409A before the earlier of the exercise date of such options or December 31, 2007. We believe that we have complied in good faith with the current guidance and regulations under Section 409A in structuring the Offer in a manner which will provide you with the opportunity to avoid the taxation of your Eligible Options under Section 409A. Although unlikely, there can be no assurance that the IRS will not provide additional or revised guidance that will result in a change to the expected Section 409A tax consequences.

Tax-related Risks for Residents of Multiple Countries. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.

State and Local Taxes. The discussion in Section 2 and Section 15 of the Offer describes the material U.S. federal income tax consequences if you participate in the Offer or if you elect not to participate. State and local laws may provide different tax treatment. In addition, certain states, including California, have adopted provisions similar to Section 409A. If you are subject to income taxation in those states, you may incur additional taxes, interest and penalties under such provisions if you do not bring your Eligible Options into compliance.

Eligible Optionees should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer.

Procedural Risks.

You are responsible for making sure that your initial Election Form and any subsequent changes to your Election Form pursuant to which you withdraw or re-tender your Eligible Options are received by us before the Expiration Date. We intend to confirm the receipt of your initial Election Form and any subsequent changes to your Election Form by e-mailing an Election Confirmation Statement to your Blue Coat e-mail address within one business day after receipt. If you have not received an Election Confirmation Statement in the timeframe prescribed, it is your responsibility to confirm that we have received your complete submission by e-mailing a copy of your Print Confirmation to stock.admin@bluecoat.com or faxing a copy of your Print Confirmation to Sonia Sexton at (408) 220-2106.

THE OFFER

1.	ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS AND CASH BONUS; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.

Section 409A (“Section 409A”) to the Internal Revenue Code (the “Code”) provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, may be subject to potentially adverse income taxation (as described below), unless that option is brought into compliance with Section 409A before the earlier of the exercise date of the option or December 31, 2007. Blue Coat Systems, Inc. (“Blue Coat”, the “Company”, “we” or “us”) has decided to offer Eligible Optionees holding Eligible Options the opportunity to amend each such option and thereby avoid taxation of that option under Section 409A.

Eligible Options

An outstanding option to purchase shares of Blue Coat common stock will be eligible for amendment pursuant to the Offer if that option meets each of the following conditions:

(i) The option was granted under one of the following stock incentive plans of the Company:

•	the 1999 Stock Incentive Plan; and

•	the 2000 Supplemental Stock Option Plan.

(ii) The option was retroactively priced in that the exercise price per share currently in effect for that option is based on the fair market value per share of Blue Coat common stock on a date earlier than the Actual Grant Date and when the fair market value was lower than on the Actual Grant Date.

(iii) The option was unvested as of December 31, 2004.

(iv) The option is held by an individual who is, on the expiration of this offer, an Eligible Optionee.

(v) The option is outstanding on the expiration date of this offer.

An option that meets each of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. If only a portion of the option meets those conditions, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for amendment pursuant to this Offer.

Your individualized Eligible Option chart in the Election Form that accompanies the Offer will set forth the grant date indicated for each Eligible Option in the applicable option agreement and the exercise price per share currently in effect for that option. The chart will also set forth the Actual Grant Date for each Eligible Option you hold, the fair market value per share of our common stock on that date and the number of shares of common stock subject to each Eligible Option.

Additional Definitions

You should also be familiar with the following additional definitions that are important to the understanding of the terms of the Offer.

“Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the Fair Market Value per share of the Company’s common stock on the Actual Grant Date.

“Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the Blue Coat common stock purchasable under that option to the Adjusted Exercise Price determined for such option.

“Amendment Agreement” will mean the Stock Option Amendment and Special Bonus Agreement that will evidence the Adjusted Exercise Price for each of your Amended Options and set forth the terms of the Cash Bonus payable with respect to those Amended Options. A form of the Amendment Agreement is filed as an exhibit to the Offer and is available for review on the Offer website.

“Amendment Date” will mean the date on which the Eligible Options is amended to increase the exercise price of that option to the Adjusted Exercise Price and will be May 30, 2007 or, if the Offer is extended, the first business day following the extended expiration date of the Offer.

“Cash Bonus” is the special cash bonus to which each Eligible Optionee will become entitled if the current exercise price of one or more of his or her Eligible Options is increased pursuant to the Offer.

“Election Form” is the form that the Eligible Optionee must use to notify the Company as to the particular Eligible Options he or she has elected to tender for amendment pursuant to the terms of the Offer.

“Fair Market Value” per share of Blue Coat common stock on any relevant date will be deemed to be equal to the closing selling price per share of such stock on that date on the Nasdaq Global Market.

Upon the terms and subject to the conditions of the Offer, we will amend all Eligible Options tendered by Eligible Optionees in accordance with Section 4 that are not otherwise validly withdrawn in accordance with Section 5 before the Expiration Date. For each Amended Option, the exercise price per share will be increased to the applicable Adjusted Exercise Price (as defined below), and that option will thereby avoid taxation under Section 409A.

Eligible Optionees

Individuals to whom Eligible Options have been granted by Blue Coat will be Eligible Optionees for purposes of the Offer if they are, on the expiration date of the Offer, a current employee of the Company or any affiliated entity (such as a subsidiary or joint venture) and subject to income taxation in the United States with respect to those options. Current and former executive officers of Blue Coat and current and former members of our Board of Directors are not eligible to participate in the Offer.

Amendment of Eligible Options and Cash Bonus

Upon the terms and subject to the conditions of the Offer, we will amend each Eligible Option that is properly tendered by an Eligible Optionee in accordance with Section 4, and not validly withdrawn in accordance with Section 5, before the Expiration Date (as defined below). The exercise price of each Eligible Option that is amended pursuant to the Offer will be increased to the Adjusted Exercise Price determined for that option. To the extent a retroactively-priced option was vested as of December 31, 2004, that portion of the option is not subject to taxation under Section 409A and will not be an Eligible Option for purposes of the Offer. Accordingly, the Adjusted Exercise Price will not apply to the portion of a retroactively-priced option that was vested as of December 31, 2004. The Adjusted Exercise Price will apply only to the portion of a retroactively-priced option that was not vested as of December 31, 2004.

Each Amended Option will continue to vest in accordance with the same vesting schedule measured from the vesting commencement date currently in effect for that option. No change to the vesting schedule will occur by reason of the amendment. In addition, except for the Adjusted Exercise Price, the other terms and provisions of each Amended Option will be identical to the terms and provisions in effect for each such Eligible Option immediately before the amendment to the exercise price.

Each Eligible Optionee whose Eligible Options are amended pursuant to the Offer will become entitled to a special Cash Bonus from the Company. The amount of the Cash Bonus payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of the Company’s common stock purchasable under that Eligible Option at the Adjusted Exercise Price. The Cash Bonus will be paid on January 15, 2008. Such a delayed payment is required by applicable IRS guidance. The payment when made will be subject to the Company’s collection of all taxes and payments required to be withheld by the Company. Such Cash Bonus will be paid whether or not the Eligible Optionee continues in the Company’s employ through the payment date.

EXAMPLE: Assume that (1) you were granted an option to purchase 2,000 shares that had a recorded grant date of July 10, 2002 and an exercise price per share of $2.25, (2) that option vests in 48 successive equal monthly installments over the four-year period measured from July 10, 2002, so there were 791 shares unvested as of December 31, 2004, and (3) it was determined that the Actual Grant Date of that option was August 19, 2002, when the fair market value per share was $2.85. Further assume that (1) you were also granted an option to purchase 3,000 shares that had a recorded grant date of March 10, 2003 and an exercise price per share of $4.75, (2) that option vests in four successive equal annual installments over the four-year period measured from January 1, 2003, so there were 1,500 shares unvested as of December 31, 2004, and (3) it was determined that the Actual Grant Date of that option was May 19, 2003, when the fair market value per share was $6.22.

The portions of your July 10, 2002 and March 10, 2003 grants that were unvested as of December 31, 2004 constitute Eligible Options for purposes of this Offer. No other portions of those options may be tendered pursuant to this Offer. If you tender the portions constituting your Eligible Options, then those Eligible Options will be amended to increase the exercise prices to $2.85 per share for the 791 shares eligible under the July 10, 2002 grant and to $6.22 per share for the 1,500 shares eligible under the March 10, 2003 grant. No other changes will be made to your July 10, 2002 and March 10, 2003 options. In addition, you will be eligible to receive a Cash Bonus in an amount of $2,679.60, determined as follows:

•

multiplying (i) the 791 shares eligible under the July 10, 2002 option by (ii) $0.60 (the amount by which the $2.85 Adjusted Exercise Price for that option exceeds the $2.25 per share exercise price previously in effect for that option), yielding $474.60;

•

multiplying (i) the 1,500 shares eligible under the March 10, 2003 option by (ii) $1.47 (the amount by which the $6.22 Adjusted Exercise Price for that option exceeds the $4.75 per share exercise price previously in effect for that option, yielding $2,205.00; and

•	adding the two amounts resulting from the above calculations, yielding $2,679.60.

Your Cash Bonus will be paid on January 15, 2008, subject to the Company’s collection of all applicable withholdings.

Former Employees

If you are not in the employ of the Company or any affiliated entity on the Expiration Date, then none of your tendered Eligible Options will be amended, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

Expiration Date

The term “Expiration Date” means 11:59 p.m. Pacific Time on May 29, 2007, unless we decide to extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which the Offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.

Additional Considerations

In deciding whether to tender one or more Eligible Options pursuant to the Offer, you should know that Blue Coat continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options, restricted stock awards and other equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

(a) any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend policy or our indebtedness or capitalization;

(d) any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment; however, as disclosed in our Report on Form 10-K for the year ended April 30, 2006 and in our Report on Form 10-Q for the quarter ended January 31, 2007, we plan to expand the size of our Board of Directors;

(e) any other material change in our corporate structure or business;

(f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

(j) any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

2.	PURPOSE OF THE OFFER.

We are making this Offer to amend the Eligible Options because of potentially adverse tax consequences that may apply. As a result of a thorough investigation of the Company’s past option grant practices, we have determined that each Eligible Option was retroactively priced in that the exercise price per share currently in effect for that option was based on the fair market value per share of our common stock on a date earlier than the Actual Grant Date and when the fair market value was lower than on the Actual Grant Date.

Section 409A of the Code provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, may be subject to potentially adverse income taxation unless that option is brought into compliance with Section 409A by the earlier of the exercise date of the option or December 31, 2007. Blue Coat has decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance by amending the exercise price per share to the Adjusted Exercise Price determined for each such option.

Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and IRS provided guidance and issued regulations with respect to certain items of compensation under Section 409A. The guidance and regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date may, to the extent that option was not vested as of December 31, 2004, be subject to the potentially adverse tax consequences of Section 409A. Unless remedial action is taken to bring that option into compliance by the earlier of the exercise date of the option or December 31, 2007, we believe, on the basis of our understanding and interpretation of the applicable guidance and regulations, that the option will trigger adverse U.S. federal tax consequences under Section 409A as indicated below, although it is not entirely clear at present how that option will actually be taxed under Section 409A.

Taxation in Year of Vesting. To the extent that a Section 409A-covered option vested as to one or more shares during the 2005 calendar year, the optionee would recognize taxable income for that year in an amount equal to the fair market value of those shares on December 31, 2005 less the aggregate exercise price payable for those shares. The optionee would have to report that income in an amended tax return filed for the 2005 taxable year. To the extent the options vested as to one or more shares during the 2006 calendar year, the optionee would recognize taxable income equal to the fair market value of those shares on December 31, 2006 less the aggregate exercise price payable for the shares, and the Company would have to collect the applicable withholding taxes on that income. Taxation would occur in this manner even though the options remain unexercised.

Tax Penalty. In addition to normal income taxes payable on the spread in effect under each of the options subject to Section 409A on the applicable December 31, 2005 or December 31, 2006 measurement date, the optionee would also be subject to an additional tax penalty equal to 20% of that spread.

Note: Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

Continued Taxation. The optionee would be subject to additional income taxation, penalty taxes and withholding taxes on any subsequent increases to the year-end value of the vested option shares until the options are exercised. For the option shares that vested in the 2005 calendar year and remain unexercised at the end of the 2006 calendar year, the additional income subject to such taxation would be based on the amount by which the fair market value per share of the Company’s common stock on December 31, 2006 exceeds the December 31, 2005 fair market value.

Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after the 2006 calendar year.

Interest Penalty. The optionee will also be subject to interest penalties for failure to pay on a timely basis the taxes attributable to the vesting of the options in the 2005 and 2006 calendar years.

The following is an example of the adverse U.S. federal income taxes that may occur under Section 409A if remedial action is not taken to bring the below-market options into compliance with Section 409A:

EXAMPLE. Assume that (1) an optionee was granted an option to purchase 2,000 shares that had a recorded grant date of July 10, 2002 with an exercise price per share of $2.25, (2) that option vests in four successive equal annual installments over the four-year period measured from July 10, 2002, and (3) it was determined that the Actual Grant Date of that option was August 19, 2002, when the fair market value per share was $2.85. Unless remedial action under Section 409A is taken before December 31, 2007 (or before any earlier exercise of the option for the shares vesting after December 31, 2004), the option shares vesting after December 31, 2004 would be taxed as follows under Section 409A:

Taxation in Year of Vesting for the Shares Vesting in 2005: For the 500 shares that vested during the 2005 calendar year, the optionee would recognize taxable income in that year equal to the amount by which the fair market value of those shares on December 31, 2005 ($45.72 per share) exceeded the exercise price payable for those shares ($2.25). Therefore, the optionee would have recognized $21,735.00 of taxable wages (500 x ($45.72 – $2.25)) in 2005. In addition to ordinary income taxes on this amount, the optionee would have incurred a 20% penalty tax in the amount of $4,347.00 for federal tax purposes. There would also be an interest penalty assessed for late payment of those 2005 taxes.

Taxation in Year of Vesting for the Shares Vesting in 2006: For the 500 shares that vested during the 2006 calendar year, the optionee would recognize taxable income in that year equal to the amount by which the fair market value of those shares on December 31, 2006 ($23.95 per share) exceeded the exercise price payable for those shares ($2.25). Therefore, the optionee would have recognized $10,850.00 of taxable wages (500 x ($23.95 – $2.25)) in 2006. In addition to ordinary income taxes on this amount, the optionee would have incurred a 20% penalty tax in the amount of $2,170.00 for federal tax purposes. There would also be an interest penalty assessed for late payment of those 2006 taxes.

The optionee may also be subject to tax penalties under the tax laws of the State in which he or she resides. For example, if the optionee resides in California, there would be additional tax penalties for both the 2005 and 2006 calendar years equal to the federal tax penalties imposed for those years under Section 409A.

Continued Taxation of Shares Vested in 2005 or 2006: If the option continues to remain outstanding, then there will be additional taxation in the manner explained above (normal taxable income, the 20% penalty tax and potential interest penalties) on any appreciation in value of the vested shares over their previous year-end value. For the 500 shares that vested in 2005, the additional income subject to such taxation in the 2006 taxable year would be $0, because the fair market value of those shares was higher on December 31, 2005 than it was on December 31, 2006. No guidance has yet been issued as to when or how often in each taxable year after 2006 the appreciation is to be measured and what impact a decline in value of the shares will have upon the taxation of those shares.

If you elect not to amend your Eligible Options pursuant to the Offer, then you will be solely responsible for any taxes, penalties or interest payable under Section 409A and comparable state tax laws. If you exercise an Eligible Option in the 2007 calendar year without first bringing that option into compliance with Section 409A, then it is possible that the 20% penalty tax under Section 409A with respect to that exercised option may be based solely on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the original exercise price, and the interest penalties may be based on the spread (the excess of the fair market value per share over the exercise price) which existed on the vested option shares at the close of the 2005 and 2006 calendar years. However, the applicable IRS guidance to date is not entirely clear on this point.

Section 409A applies only to below-market options that were not vested as of December 31, 2004.

Pursuant to the transitional relief that the Treasury Department provided under Section 409A, if you had exercised the portion of your stock options that vested in the 2005 calendar year before the end of that year, you would have avoided any potentially adverse tax consequences under Section 409A with respect to that portion. To avoid any potentially adverse tax consequences under Section 409A with respect to the portion of your stock options that vested after December 31, 2004, but were not exercised in 2005 (the “409A Portion”), you must take remedial action to bring the 409A Portion into compliance with the requirements of Section 409A. Basically, two courses of remedial action are available as described below. Blue Coat is now offering you the opportunity to bring the 409A Portion of your stock options into compliance with Section 409A through the alternative described in paragraph (ii) below.

(i) You could designate a specific schedule for the exercise of the 409A Portion of each of your stock options. Accordingly, you would have to designate the particular calendar year or years in which that portion is to be exercised and the number of shares to be exercised in each such year. As part of your designated exercise schedule, you could provide for immediate exercise of any vested shares in the 409A Portion of your options upon the earlier of your termination of employment with Blue Coat or a change in control or ownership of Blue Coat. However, this alternative will not be available if you exercised any Section 409A-covered option for Blue Coat shares during the 2006 calendar year.

(ii) The 409A Portion of each of your stock options could be amended to increase the exercise price to the Adjusted Exercise Price determined for that portion. Such an amendment to the exercise price would bring the 409A Portion of that option into compliance with Section 409A, and you subsequently could exercise that 409A-compliant portion as you choose, subject to the existing exercise provisions and option term in effect for each such option.

Pursuant to the Offer, you may tender each of your Eligible Options to Blue Coat for amendment. The exercise price per share for each Amended Option will be increased to the Adjusted Exercise Price determined for that option, and that Amended Option would not be subject to potentially adverse tax consequences under Section 409A described above.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.

Neither we nor our Board of Directors make any recommendation as to whether you should tender your Eligible Options for amendment, nor have we authorized any person to make any such recommendation. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that the potentially adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended pursuant to the Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A. You are urged to evaluate carefully all of the information in the Offer, and we recommend that you consult your own tax advisor.

3.	STATUS OF ELIGIBLE OPTIONS NOT AMENDED.

If you choose not to tender your Eligible Options for amendment, those options will continue to remain outstanding in accordance with their existing terms, including the below-market exercise price component that violates Section 409A. Accordingly, if you take no other action to bring those options into compliance with Section 409A, you may be subject to the adverse U.S. federal tax consequences described in Section 2 above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

4.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

If you are an Eligible Optionee, you will receive on the commencement of the Offer an e-mail announcing the Offer with a link to the Offer website. Once you have logged onto the Offer website at https://toadmin.bluecoat.com and clicked on the MAKE AN ELECTION button, you will be directed to your Election Form that contains the following personalized information with respect to each Eligible Option you hold:

•	the grant date indicated for that option on the applicable option agreement,

•	the current exercise price per share in effect for that option,

•	the number of shares of the Company’s common stock purchasable under that option,

•	the Actual Grant Date of that option, and

•	the fair market value per share of the Company’s common stock on the Actual Grant Date.

You will need to check the appropriate box next to each of your Eligible Options to indicate whether you elect to tender that Eligible Option for amendment in accordance with the terms of the Offer. After completing the Election Form, you will be allowed to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, you should proceed to the Agreement to Terms of Election page. When you click on the “I Agree” box on the Agreement to Terms of Election, you will have completed the election process for tendering your Eligible Options. You will then be directed to the Print Confirmation page, where you can print a copy of the Print Confirmation to keep for your records.

The Company intends to disseminate an Election Confirmation Statement via e-mail to your Blue Coat e-mail address within one business day after your submission of your Election Form on the Offer website at https://toadmin.bluecoat.com. If you have not received an Election Confirmation Statement in the timeframe prescribed, the Company recommends you e-mail a copy of your Print Confirmation to stock.admin@bluecoat.com or fax a copy of your Print Confirmation to Sonia Sexton at (408) 220-2106 prior to the expiration of the Offer.

If you are not able to submit your election electronically via the Offer website as a result of technical failures inherent to the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to the Company via facsimile to Sonia Sexton at (408) 220-2106. To obtain a paper Election Form, please send an e-mail to stock.admin@bluecoat.com.

If you decide to accept the Offer with respect to your Eligible Options, you must properly complete and submit the Election Form by 11:59 p.m. Pacific Time on May 29, 2007. If we extend the Offer beyond May 29, 2007, you must deliver the Election Form before the extended expiration date of the Offer.

We will not accept any Election Form after the expiration of the Offer. If you do not complete and submit the Election Form on the Offer website before the expiration of the Offer, your Eligible Options will not be amended pursuant to the Offer, and you will not be eligible for any Cash Bonus.

You cannot tender only a portion of an Eligible Option, and we will not accept such a partial tender for amendment. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and not to tender the remaining options. Please remember that not all of a particular option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 constitutes an Eligible Option.

If your Election Form includes any option that is not an Eligible Option or includes only a portion of your outstanding Eligible Option, then we will not accept the tendered option or portion for amendment, but we do intend to accept for amendment each Eligible Option properly designated for tender in the Election Form.

Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all issues as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender, and we will decide, in our sole discretion, all issues as to (i) the portion of each outstanding option that comprises an Eligible Option for purposes of this Offer; (ii) the Adjusted Exercise Price of each Amended Option, (iii) the number of shares of our common stock purchasable under the Amended Option at the Adjusted Exercise Price, and (iv) the amount of the Cash Bonus payable with respect to each Amended Option. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept for amendment each properly and timely tendered Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionee. No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your tender of an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept for amendment all properly tendered Eligible Options that have not been validly withdrawn, and on the next business day we will increase the exercise price per share to the Adjusted Exercise Price determined for that option.

Our acceptance of your tendered Eligible Options for amendment pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer. Accordingly, as soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement, a form of which is filed as an exhibit to the Offer and is available for review on the Offer website. Schedule I to that agreement will indicate the Adjusted Exercise Price and the Company’s unconditional obligation to pay you on January 15, 2008 the Cash Bonus calculated for each Amended Option.

5.	WITHDRAWAL RIGHTS.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5.

(i) You may withdraw your tendered Eligible Options at any time before 11:59 p.m., Pacific Time, on the Expiration Date of the Offer. In addition, unless we accept and amend your Eligible Options before 12:00 midnight, Pacific Time, on June 26, 2007 (the 40th business day after the May 1, 2007 commencement date of the Offer), you may withdraw your tendered options at any time thereafter.

(ii) To validly withdraw your tendered Eligible Options, you must use the Offer website at https://toadmin.bluecoat.com to revise your Election Form to indicate the Eligible Options that you no longer wish to tender for amendment. Alternatively, you may change your existing election by completing a new paper Election Form and returning it to the Company via facsimile to Sonia Sexton at (408) 220-2106. To obtain a paper Election Form, please send an e-mail to stock.admin@bluecoat.com.

You may only withdraw your Eligible Options from the Offer while you still have the right to withdraw the tendered options in accordance with the subparagraph (i) above.

YOU MAY NOT WITHDRAW ONLY A PORTION OF A TENDERED ELIGIBLE OPTION. IF YOU CHOOSE TO WITHDRAW A TENDERED ELIGIBLE OPTION, YOU MUST WITHDRAW THE ENTIRE OPTION.

Any Eligible Option you withdraw will no longer be deemed tendered for amendment pursuant to the Offer, unless you properly re-tender that option before the Expiration Date by following the election and tender procedures described in Section 4.

Neither Blue Coat nor any other person is obligated to give notice of any defects or irregularities in any revised Election Form submitted to us for purposes of withdrawing tendered Eligible Options from the Offer, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all issues as to the form and validity, including time of receipt, of revised Election Forms purporting to withdraw tendered Eligible Options from the Offer. Our determination of these matters will be final and binding.

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT AND COMMITMENT TO PAY CASH BONUS WITH RESPECT TO AMENDED OPTIONS.

Upon the terms and subject to the conditions of the Offer, we will, upon the Expiration Date, accept for amendment all Eligible Options that have been properly tendered and not validly withdrawn before the Expiration Date. For each Amended Option, we will increase the exercise price per share to the applicable Adjusted Exercise Price on the next business day, currently scheduled to be May 30, 2007. If we extend the Expiration Date, then the accepted Eligible Option will be amended on the first business day following the extended expiration date of the Offer.

We will provide written or electronic notice of our acceptance to each Eligible Optionee whose tendered Eligible Options we have accepted for amendment. Such notice may be by e-mail or other means. In addition, we will, as soon as administratively practicable after the Amendment Date, deliver electronically a final and complete Amendment Agreement to each Eligible Optionee whose Eligible Options have been amended pursuant to the Offer. Schedule I to that agreement will reflect the Adjusted Exercise Prices of the Amended Options and the Company’s unconditional obligation to pay such Eligible Optionee the applicable Cash Bonus for each of his or her Amended Options on January 15, 2008. Such Cash Bonus will be paid whether or not an Eligible Optionee continues in the Company’s employ through the payment date.

However, if you are not in the employ of the Company or any affiliated entity on the Expiration Date, then none of your tendered Eligible Options will be amended, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

7.	CONDITIONS OF THE OFFER.

We will not accept any Eligible Options tendered to us for amendment, and we may terminate or amend the Offer or postpone our acceptance of any Eligible Options tendered to us for amendment, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), if at any time on or after May 1, 2007, and before the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, if in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of the Eligible Options tendered to us for amendment:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the amendment of the existing exercise price in effect for some or all of the tendered Eligible Options pursuant to the Offer, the payment of the applicable Cash Bonuses, or that otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b) we shall have been unable to obtain exemptive relief (if we determine that such exemptive relief is necessary) from the prompt payment provisions of Rules 13e-4(f)(5) and 14e-1(c) under the 1934 Act, as they may apply to the January 15, 2008 payment date of the Cash Bonuses;

(c) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or other affiliated entities, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•

make the amendment of the tendered Eligible Options or payment of the Cash Bonuses illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for amendment some or all of the tendered Eligible Options;

•

materially impair the benefits we hope to convey as a result of the Offer, that we believe would occur only as a result of further changes to Section 409A of the Code, guidance or regulations thereunder or other tax laws that would affect the Offer or the Eligible Options; or

•

materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(d) there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•

any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof as determined in our reasonable judgment; or

•

any decline in either the Dow Jones Industrial Average, the Nasdaq Global Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 1, 2007;

(e) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof that could or would, in our reasonable judgment, require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting standards in effect at the time we commence the Offer;

(f) a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•

any person, entity or “group,” within the meaning of Section 13(d)(3) of the 1934 Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 1, 2007;

•

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 1, 2007 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(g) any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or other affiliated entities or otherwise makes it inadvisable for us to proceed with the Offer; or

(h) any rules, regulations or actions by any governmental authority, the Nasdaq Global Market, or other regulatory or administrative authority of any national securities exchange shall have been enacted, enforced or deemed applicable to Blue Coat that makes it, in our reasonable judgment, inadvisable for us to proceed with the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

There is no established trading market for the Eligible Options or any other options granted under our Plans.

Our common stock is quoted on the Nasdaq Global Market under the symbol “BCSI.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock on the Nasdaq Global Market.

QUARTER ENDED	HIGH	LOW
January 31, 2007	$26.08	$21.86
October 31, 2006	$22.75	$12.88
July 31, 2006	$22.54	$13.67
April 30, 2006	$42.19	$18.95
January 31, 2006	$52.01	$39.53
October 31, 2005	$47.60	$30.24
July 31, 2005	$33.00	$13.93
April 30, 2005	$25.56	$14.40
January 31, 2005	$25.75	$16.05
October 31, 2004	$19.67	$10.41
July 31, 2004	$47.56	$17.56

On April 20, 2007 the last reported sale price of our common stock on the Nasdaq Global Market was $35.09 per share. The price of our common stock has been, and is likely to continue to be, volatile. We encourage you to review more current stock quotes for our common stock.

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS.

Consideration. If we accept the tender of your Eligible Options for amendment, the exercise price per share will be increased to the Adjusted Exercise Price determined for each such option. Except for such Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect after the amendment. Accordingly, each Amended Option will continue to vest in accordance with the same vesting schedule measured from the vesting commencement date currently in effect for each such option, and the exercise period and expiration date for each option will also remain unchanged.

If you are not in the employ of the Company or any affiliated entity on the Amendment Date, then none of your tendered Eligible Options will be accepted for amendment. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

Should you accept this Offer, then with respect to each of your Eligible Options that is amended to increase the exercise price per share to the Adjusted Exercise Price determined for that option, you will be eligible to receive the special Cash Bonus. The Cash Bonus will be paid from Blue Coat’s general assets on January 15, 2008, and you will be a general creditor of Blue Coat with respect to the Cash Bonus.

If all Eligible Options as of April 20, 2007 tendered pursuant to the Offer are amended, then the resulting Amended Options will cover 894,040 shares of our common stock in the aggregate, which represents approximately 6.0% of the total number of shares of our common stock outstanding as of April 20, 2007 (which calculations exclude the 2,400,000 shares of common stock issuable upon conversion of outstanding Series A Preferred Stock). The Cash Bonuses payable pursuant to this Offer will be in the total maximum dollar amount of $2,683,200, assuming the exercise price of each tendered Eligible Option is increased to the fair market value per share on the Actual Grant Date of that option.

Terms of Amended Options. The amendment of the tendered Eligible Options pursuant to the Offer will not create any contractual or other right of the tendering Eligible Optionees to receive any future grants of stock options, restricted stock or other stock-based compensation. This Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the optionee at any time, for any reason, with or without cause, including prior to the Amendment Date. The employment of Eligible Optionees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

The Eligible Options have all been granted pursuant to the Plans. Each Amended Option will continue to remain outstanding under the Plan under which it was originally granted.

The following is a description of the principal features of the 1999 Stock Incentive Plan under which the majority of the Eligible Options are outstanding. The principal features of the 2000 Supplemental Stock Option Plan under which the remainder of the Eligible Options are outstanding are substantially the same to the extent they apply to option grants, except where otherwise noted in the description below. The description of each Plan is subject to, and qualified in its entirety by reference to, all the provisions of the applicable Plan and the form of stock option agreement in effect for the Eligible Options granted under that Plan. The complete documents for the 1999 Stock Incentive Plan and the 2000 Supplemental Stock Option Plan have been filed with the SEC as an exhibit to the Schedule TO. Please contact us at 420 North Mary Avenue, Sunnyvale, California 94085, Attn: General Counsel, or send us an e-mail at stock.admin@bluecoat.com, to receive a copy of each Plan document and the form of stock option agreement for each Plan. We will promptly furnish you copies of those documents at our expense. The Amendment Agreement to be used to evidence the increase to the exercise price of each Eligible Option amended pursuant to the Offer has been filed with the SEC as an exhibit to the Schedule TO.

General. The Compensation Committee of our Board of Directors has the authority to administer each of the Plans. A second committee of the Board may administer the Plans with respect to employees and consultants who are not considered executive officers or members of our Board of Directors.

Share Reserve. As of April 20, 2007, options to purchase 3,217,973 shares of common stock were outstanding under the 1999 Stock Incentive Plan and an additional 371,195 shares remained available for future grant. As of April 20, 2007, options to purchase 329,411 shares of common stock were outstanding under the 2000 Supplemental Stock Option Plan and an additional 232 shares remained available for future grant. The shares of common stock issuable under each of the Plans may be drawn from shares of our authorized but unissued common stock or from shares of our common stock that we reacquire, or a combination thereof.

Eligibility. Officers, employees, non-employee members of the Board of Directors and independent consultants in our service or in the service of our parent and subsidiary companies are eligible to receive option grants and equity awards under the 1999 Stock Incentive Plan. Employees and independent consultants in our service or in the service of our parent and subsidiary companies are eligible to receive option grants and restricted stock grants under the 2000 Supplemental Stock Option Plan.

Option Terms. Each granted option has an exercise price per share determined by the plan administrator, but that price may not be less than 85% of the fair market value of the option shares on the grant date, except that options may be granted under the 2000 Supplemental Stock Option Plan with an exercise price that may not be less than 25% of the Fair Market Value of the option shares on the grant date. No granted option may have a term in excess of ten (10) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date.

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. In general, that limited period will expire three (3) months following the optionee’s cessation of service, unless such cessation of service occurs by reason of the optionee’s death, permanent disability or misconduct. In no event, however, may any option be exercised after the expiration of the ten (10)-year or shorter maximum term in effect for that option.

Vesting Acceleration. In the event we undergo a change in control, outstanding options under the Plans will become vested and exercisable on an accelerated basis unless the acquiring or successor corporation elects to assume the options or substitute substantially equivalent options for the successor corporation’s stock. To the extent that the options outstanding under the Plans are not assumed, replaced or exercised before the change in control, they will terminate as of the effective date of that change in control. If an option is assumed by the successor corporation or its parent but the optionee experiences an involuntary termination within 18 months after the change in control, the vesting of each of the optionee’s outstanding options will automatically accelerate in full immediately before the effective date of the involuntary termination. In addition, the plan administrator has authority to provide for accelerated exercisability or vesting of awards under the Plans.

A change in control will be deemed to occur in the event we are acquired by merger or consolidation or engage in a sale, transfer or other disposition of all or substantially all of our assets; in the event securities representing more than fifty percent (50%) of the total combined voting power of our outstanding voting stock is acquired by any person or group of related persons; or upon certain changes in the composition of our Board of Directors.

Stockholder Rights and Option Transferability. No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee; provided, however, that non-statutory options are assignable or transferable to the extent permitted by our Board of Directors.

Changes in Capitalization. In the event of any increase or decrease in the number of issued shares of our common stock resulting from a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or any other similar event resulting in an increase or decrease in the number of issued shares of our common stock, appropriate adjustments will be made to (i) the maximum number of securities issuable under each of the Plans and (ii) the number of securities and the exercise price per share in effect under each outstanding option.

Amendment. Our Board of Directors may amend or modify any outstanding options under the Plans, but any amendment or modification that would adversely affect the rights of the option holder will require the consent of that person.

Taxation of Non-Statutory Stock Options. An optionee will not recognize taxable income for U.S. federal income tax purposes upon the grant of a non-statutory option. In general, an optionee will recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which ends the calendar year in which such ordinary income is recognized by the optionee.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a Blue Coat option grant. You should be certain to consult your personal tax advisor to discuss these consequences.

Accounting Treatment.

In accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123R (revised 2004) (“FAS 123R”), effective with our May 1, 2006 fiscal year, the stock options that we grant to our employees under the Plans must be valued, under an appropriate valuation formula, at their fair value as of the grant date, and that fair value must then be recognized as a direct compensation expense against our reported earnings over the designated vesting period of the award. Similar stock compensation will be recognized for any unvested options that were outstanding on the May 1, 2006 effective date of FAS 123R, with the grant date fair value of those unvested options to be recognized against our earnings over the remaining vesting period.

Please see Section 13 for a discussion of the accounting treatment of the Offer.

10.	AMENDED OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.

Except for the Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect if that option is amended pursuant to the Offer. Accordingly, each Amended Option will continue to vest in accordance with the vesting schedule in effect for that option at the time of the amendment, and the exercise period and option term for that Amended Option will also remain unchanged.

11.	INFORMATION CONCERNING BLUE COAT.

Blue Coat sells a family of proxy appliances and client-based solutions that are deployed in branch or remote offices and data centers and at Internet gateways and end points. Our appliances and solutions provide intelligent points of policy-based control that enable information technology (“IT”) organizations to improve security and accelerate performance for users and applications that access the Web, including over a Wide Area Network (“WAN”). Our products are delivered to customers through a worldwide sales organization that includes direct sales, distributors, and resellers in more than 50 countries worldwide. We maintain a worldwide service and support organization that provides a broad range of service options to our customers, including 24x7 technical support and product education.

During the past several years, our primary business focus has been to make the Web safe for business. We have grown our net revenue and market share by positioning our family of appliances as a solution for Web security that is located at the customer’s Internet gateway. The performance of our proxy appliances has enabled us to establish a leadership position in the secure content market worldwide. We are now extending the use of our appliances to accelerate and optimize the performance of business applications delivered over a corporate WAN.

One of the key strengths of our appliances is the use of our advanced proxy technology. Our proxy appliances act as a “middleman” between users and various applications and/or Internet content, and become a termination point between users and applications. In other words, users only communicate with the proxy appliance on one side of the transaction, and applications only communicate with the proxy appliance on the other side of the transaction. There are two separate connections, both controlled and managed by the proxy appliance. Consequently, no content can get past the appliance without explicit permission, in accordance with a policy created by the customer’s IT organization and automatically enforced by the appliance. This capability enables our proxy appliances to protect businesses from many of the dangers of the Internet. Our proxy technology also facilitates the management of traffic and communication over the customer’s WAN, resulting in enhanced performance of applications that are delivered over the WAN.

Blue Coat Systems, Inc. was incorporated in Delaware in March 1996 as CacheFlow Inc. and changed its name to Blue Coat Systems, Inc. in August 2002.

We are incorporated in Delaware. Our principal executive offices are located at 420 North Mary Avenue, Sunnyvale, California 94085, and our telephone number at that address is (408) 220-2200.

Financial Information. The following selected consolidated financial data should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, which are included in our Annual Report Form 10-K and in our quarterly reports on Forms 10-Q for the period ended January 31, 2007.

Included in our operating results for the years ended April 30, 2006 and 2005, and for the nine months ended January 31, 2007 and 2006, are the operations of Permeo Technologies, Inc., Cerberian, Inc. and Ositis Software, Inc., from the dates of acquisition on March 3, 2006, November 16, 2004 and November 14, 2003, respectively. Historical operating results are not necessarily indicative of results in the future. Except for per share information, amounts reported below are in thousands.

	YEAR ENDED APRIL 30,		NINE MONTHS ENDED JANUARY 31,
	2006	2005	2007	2006
			(unaudited)
	(in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net Revenue	$141,722	$96,186	$123,228	$105,587
Operating income	$1,509	$4,206	$(8,403)	$4,931
Net income	$2,940	$4,656	$(6,439)	$5,889
Net income per share (basic)	$0.23	$0.40	$(0.44)	$0.46
Net income per share (diluted)	$0.20	$0.36	$(0.44)	$0.41
Weighted average shares (basic)	12,965	11,628	14,523	12,674
Weighted average shares (diluted)	14,642	12,908	14,523	14,516

CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents	$46,990	$47,184	$42,844	$60,554
Working capital	$40,725	$34,213	$63,600	$53,011
Goodwill and purchased intangible assets, net	$70,220	$28,746	$99,382	$27,836
Total assets	$164,164	$97,862	$235,535	$130,855
Total liabilities	$54,206	$32,634	$76,822	$48,526
Total shareholders’ equity	$109,958	$65,228	$116,834	$82,329
Book value per common share (basic)	$8.48	$5.61	$8.04	$6.50
Book value per common share (diluted)	$7.51	$5.05	$8.04	$5.67

See Section 18 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements we have summarized above.

12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS.

A list of the current members of our Board of Directors and executive officers is attached as Schedule I to this document. As of April 20, 2007, our current executive officers and directors as a group beneficially owned outstanding options under our various stock option plans to purchase a total of 402,952 shares of our common stock and restricted stock under those plans covering an additional 45,400 shares of our common stock in the aggregate. That number represented approximately 11.6% of the shares of our common stock subject to all options and restricted stock outstanding under our various stock option plans as of that date.

Current and former executive officers of Blue Coat and current and former members of Blue Coat’s Board of Directors are not eligible to participate in the Offer.

Each of Brian NeSmith, our President and Chief Executive Officer and a member of our Board of Directors, and David de Simone, our Senior Vice President of Engineering, hold certain stock options that were amended on December 28, 2006 and December 29, 2006, respectively, to increase the exercise price in effect for the option to the fair market value per share of Blue Coat common stock on the Actual Grant Date of that option. IRS guidance required those particular options to be so amended before January 1, 2007 to avoid potentially adverse tax consequences under Section 409A, because they were granted to an individual who was an executive officer at the time of grant. For Mr. NeSmith, the increase covered 98,876 option shares in total. For Mr. de Simone, the increase covered 119,000 option shares in total.

Schedule II attached to this document sets forth a table indicating the beneficial ownership of our capital stock by our executive officers and members of our Board of Directors as of April 20, 2007.

During the 60-day period ended May 1, 2007:

•	We granted options under all of our various stock plans to purchase 400,875 shares of our common stock, of which options to purchase 85,400 shares were granted to our directors and executive officers;

•

Individuals exercised options to acquire 34,772 shares of our common stock with exercise prices per share ranging from $2.25 to $30.50, of which no shares were acquired by our directors and executive officers;

•	Options to purchase an aggregate of 75,473 shares of common stock under all of our various stock plans were canceled, of which no options were held by our directors and executive officers; and

•	our directors and executive officers sold no shares of our common stock.

The following board members and executive officers were parties to the following transactions involving Blue Coat common stock conducted during the 60-day period ended May 1, 2007:

•

On April 19, 2007, Kevin Biggs, our Senior Vice President, Worldwide Sales, was granted options to purchase 35,400 shares of our common stock at an exercise price of $35.15 per share and was awarded 35,400 shares of restricted stock; and Betsy E. Bayha, our Senior Vice President, General Counsel and Secretary, was granted options to purchase 50,000 shares of our common stock at an exercise price of $35.15 per share and was awarded 10,000 shares of restricted stock; and

•

On April 30, 2007, the date of the Company’s Annual Meeting of Stockholders, James Barth, Keith Geeslin, David Hanna and Timothy Howes were granted options to purchase 11,500, 4,000, 6,500 and 6,500 shares, respectively, at an exercise price of $35.06 per share for their continuing service on the Board of Directors and committees of the Board of Directors.

There are no other persons controlling Blue Coat.

Except as otherwise described above and other than stock option grants, restricted stock awards and other stock-based awards in the ordinary course to employees who are not executive officers or directors, there have been no transactions in any outstanding options to purchase our common stock or in our common stock that were effected during the 60-day period ended May 1, 2007 by Blue Coat or by any current executive officer, director, affiliate or subsidiary of Blue Coat.

13.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

The terms and provisions of each Amended Option will not differ from the terms and provisions in effect for that option at the time of tender, except that the Amended Option will have an exercise price equal to the Adjusted Exercise Price determined for that option. Accordingly, each Amended Option will continue to remain an outstanding option under the particular Plan under which it was originally granted.

On the Expiration Date, we will record as incremental compensation expense the excess of the fair value of the Amended Option plus the corresponding Cash Bonus, over the fair value of the Eligible Option on the Actual Grant Date. On the Expiration Date, we also will record as incremental compensation expense the portion of the fair value of the Eligible Option on the Actual Grant Date that is deemed settled for accounting purposes based on the fact that the Cash Bonus is vested as of the Expiration Date. The remainder of the fair value of the Eligible Option on the Actual Grant Date will be recorded over the remaining vesting period, if any, of the Eligible Option.

14.	LEGAL MATTERS; REGULATORY APPROVALS.

Except as noted in the paragraph below, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our increasing the exercise prices of the Eligible Options to the applicable Adjusted Exercise Prices or paying the applicable Cash Bonuses, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment to those options or the payment of the Cash Bonuses. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the tendered Eligible Options for amendment or the payment of the applicable Cash Bonuses pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend Eligible Options is subject to certain conditions, including the conditions described in Section 7.

We may not be able to complete the Offer unless we obtain exemptive relief from the prompt payment provisions of Rules 13e-4(f)(5) and 14e-1(c) under the 1934 Act, as they may apply to the January 15, 2008 payment date of the Cash Bonuses. Such a delayed payment is required by IRS guidance. If we determine that such exemptive relief is necessary, we will file a request for such exemptive relief with the SEC, but we cannot provide any assurances that we will succeed in obtaining such relief.

15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Bonuses. Foreign, state and local tax consequences are not addressed.

Acceptance of Offer. If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.

Amendment of Option. The amendment of your Eligible Option to increase the exercise price per share to the Adjusted Exercise Price determined for that option is not a taxable event for U.S. federal income tax purposes.

Exercise of Amended Option. Your Amended Option will be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of such option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Blue Coat must collect the applicable withholding taxes with respect to such income.

Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of such option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the Amended Option is exercised for those shares.

Cash Bonus. You will be immediately taxed upon receipt of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, Blue Coat must withhold all applicable federal, state and local income and employment withholding taxes, and you will receive only the portion of the payment remaining after those taxes have been withheld.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FOREIGN AND U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

16.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Eligible Options for amendment by giving notice of such extension to the tendering Eligible Optionees and making a public announcement thereof.

We also expressly reserve the right, in our judgment, at any time before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for amendment upon the occurrence of any of the conditions specified in Section 7, by giving written or electronic notice of such termination or postponement to the tendering Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Eligible Options for amendment is limited by Rule 13e-4(f)(5) promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designated to inform option holders of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than an increase or decrease in the percentage of the class of securities being sought or the consideration offered, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we modify the percentage of the class of securities being sought or the consideration offered, the Offer will remain open for at least ten U.S. business days from the date of notice of such modification.

17.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment pursuant to this Offer.

18.	ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your Eligible Options for amendment:

(a) our Annual Report on Form 10-K for our fiscal year ended April 30, 2006, filed with the SEC on March 28, 2007;

(b) our Quarterly Report on Form 10-Q for our fiscal quarter ended January 31, 2007, filed with the SEC on March 28, 2007;

(c) all other reports filed pursuant to section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(d) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on November 16, 1999, including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 000-28139. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this document is delivered, upon the written request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Blue Coat Systems, Inc.

420 North Mary Avenue

Sunnyvale, California 94085

Attn: General Counsel

or by sending an e-mail to stock.admin@bluecoat.com.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information relating to Blue Coat in this document should be read together with the information contained in the documents to which we have referred you.

19.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This document and our SEC reports referred to above contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the 1934 Act. All statements included in this Schedule TO (“Schedule TO”), other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates, approximations and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. We often use certain words and their derivatives such as “anticipate,” “expect,” “intend,” “plan,” “predict,” “believe,” “estimate,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” and similar expressions in our forward-looking statements. Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements.

Our actual results may differ significantly from those projected in the forward-looking statements in this document. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in Item 1A, “Risk Factors” in the Annual Report on Form 10-K for the fiscal year ended April 30, 2006 that we filed with the SEC on March 28, 2007, and in Part II, Item 1A, “Risk Factors” in the

Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2007 that we filed with the SEC on March 28, 2007. You should carefully review these risks and also review the risks described in other documents we file from time to time with the SEC, including, recent Current Reports on Form 8-K, and other SEC filings. You are cautioned not to place undue reliance on these forward-looking statements, and we expressly assume no obligations to update the forward-looking statements in this document that occur after the date hereof.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the Tender Offer Statement on Schedule TO, the Election Form and the Stock Option Amendment and Special Bonus Agreement. If anyone makes any representation to you or gives you any information different from the representations and information contained in this document, the Tender Offer Statement on Schedule TO, the Election Form or the Stock Option Amendment and Special Bonus Agreement, you must not rely upon that representation or information as having been authorized by us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this document, the Tender Offer Statement on Schedule TO, the Election Form and the Stock Option Amendment and Special Bonus Agreement.

Blue Coat Systems, Inc.	May 1, 2007

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF BLUE COAT SYSTEMS, INC.

The members of the Blue Coat Board of Directors and the Blue Coat executive officers and their respective positions and offices as of April 20, 2007, are set forth in the following table:

NAME	POSITION AND OFFICES HELD
Brian M. NeSmith	President, Chief Executive Officer and Director
Betsy E. Bayha	Senior Vice President, General Counsel and Secretary
Kevin T. Biggs	Senior Vice President of Worldwide Sales
David A. de Simone	Senior Vice President of Engineering
Kevin S. Royal	Senior Vice President and Chief Financial Officer
David W. Hanna	Chairman of the Board and Director
James A. Barth	Director
Keith B. Geeslin	Director
Timothy A. Howes	Director

The address of each board member and executive officer is c/o Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085.

1

SCHEDULE II

BENEFICIAL OWNERSHIP OF BLUE COAT SECURITIES BY BLUE COAT DIRECTORS

AND EXECUTIVE OFFICERS

The following table sets forth, as of April 20, 2007, certain information with respect to shares beneficially owned by (i) each of the Company’s directors as of that date, (ii) each of the executive officers as of that date, and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant or upon conversion of shares of Preferred Stock into common stock) within sixty (60) days of the date as of which the information is provided. Shares issuable pursuant to the (i) exercise of stock options and warrants exercisable within sixty (60) days of April 20, 2007 and (ii) conversion of shares of Preferred Stock into common stock convertible within sixty (60) days of April 20, 2007, are deemed outstanding for computing the percentage of the person holding the options, warrants or Preferred Stock, but are not outstanding for purposes of computing the percentage of any other person. As a result, the percentage ownership of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

	Shares Beneficially Owned as of April 20, 2007 (1)
	Common Stock		Preferred Stock
Name of Beneficial Owner	No. of Shares	Percentage of Class	No. of Shares	Percentage of Class
Brian M. NeSmith (2)	583,948	3.8%	0	—
Kevin T. Biggs (3)	35,400	*	0	—
Betsy E. Bayha (3)	10,000	*	0	—
David A. de Simone (4)	123,683	*	0	—
Kevin S. Royal (5)	39,062	*	0	—
James A. Barth (6)	21,250	*	0	—
Keith Geeslin (7)	1,440,000	8.8%	42,060	100.0%
David W. Hanna (8)	265,845	1.8%	0	—
Timothy A. Howes (5)	2,500	*	0	—

All current directors and executive officers as a group (9 persons) (9)	2,521,688	15.0%	42,060	100.0%

*	Less than 1% of the outstanding shares of common stock.
(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each of the persons named in the table has, to the Company’s knowledge, sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person. Unless otherwise indicated, the address of each individual listed in the table is c/o Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, CA 94085. The percentage of beneficial ownership is based on 14,978,648 shares of common stock outstanding as of April 20, 2007 and 42,060 shares of Series A Preferred Stock outstanding as of April 20, 2007.

1

(2)	Includes 197,807 shares subject to options that are exercisable within 60 days of April 20, 2007, and 385,000 shares held by the Brian M. and Nancy J. NeSmith Family Trust.
(3)	Consists of shares subject to forfeiture pursuant to a restricted stock grant.
(4)	Includes 100,083 shares subject to options that are exercisable within 60 days of April 20, 2007.
(5)	Consists of shares subject to options that are exercisable within 60 days of April 20, 2007.
(6)	Includes 19,250 shares subject to options that are exercisable within 60 days of April 20, 2007.
(7)	Preferred Stock consists of 24,894 shares of Series A Preferred Stock held by Francisco Partners II, L.P., 342 shares of Series A Preferred Stock held by Francisco Partners Parallel Fund II, L.P., 15,872 shares of Series A Preferred Stock held by Sequoia Capital Growth Fund III, 777 shares of Series A Preferred Stock held by Sequoia Capital Growth III Principals Fund, and 175 shares of Series A Preferred Stock held by Sequoia Capital Growth Partners III. Each share of Series A Preferred Stock was convertible into approximately 57.06 shares of common stock on April 20, 2007 (subject to rounding for fractional shares). Accordingly, common stock includes 1,420,485 shares of common stock issuable upon conversion of Series A Preferred Stock held by Francisco Partners II, L.P., 19,515 shares of common stock issuable upon conversion of Series A Preferred Stock held by Francisco Partners Parallel Fund II, L.P., 905,677 shares of common stock issuable upon conversion of Series A Preferred Stock held by Sequoia Capital Growth Fund III, 44,337 shares of common stock issuable upon conversion of Series A Preferred Stock held by Sequoia Capital Growth III Principals Fund, and 9,986 shares of common stock issuable upon conversion of Series A Preferred Stock held by Sequoia Capital Growth Partners III. Francisco Partners II, L.P., Francisco Partners Parallel Fund II, L.P., Sequoia Capital Growth Fund III, Sequoia Capital Growth III Principals Fund, and Sequoia Capital Growth Partners III have entered into a Voting Agreement, dated June 22, 2006, pursuant to which each agreed to vote its shares of Series A Preferred Stock in favor of the election of a director nominated by Francisco Partners II, L.P. As a result, Francisco Partners II, L.P. may be deemed to beneficially own the shares of Series A Preferred Stock (but not the common stock issuable upon conversion of the Series A Preferred Stock) owned by the entities affiliated with Sequoia Capital. Keith Geeslin is a Partner of Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. Mr. Geeslin disclaims beneficial ownership of the shares held by these entities as well as the entities affiliated with Sequoia Capital, except to the extent of his economic interest in the funds.
(8)	Includes 44,250 shares subject to options that are exercisable within 60 days of April 20, 2007. Also includes 205,642 shares held by the David W. Hanna Trust, 3,052 shares held by the Hanna Group Profit Sharing Plan and 12,901 shares held by Mr. Hanna’s spouse. Mr. Hanna disclaims beneficial ownership of the shares held by the entities, except to the extent of his economic interest in the funds.
(9)	Includes 402,952 shares subject to options that are exercisable within 60 days of April 20, 2007.

2